EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Magma Design Automation, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-74278, No. 333-92324, No. 333-108348 and No. 333-112326) and Form S-3 (No. 333-108346) of Magma Design Automation, Inc. of our report dated April 28, 2003 relating to the consolidated balance sheet of Magma Design Automation, Inc. and subsidiaries as of March 31, 2003 and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended March 31, 2003, and related financial statement schedule, which report appears in the March 31, 2004, Annual Report on Form 10-K of Magma Design Automation, Inc.

/s/ KPMG LLP

Mountain View, California

June 8, 2004